Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.
ASSET PURCHASE AGREEMENT
by and
among
CM FABRICATION, LLC,
CHRIS MAYER,
INNOVATIVE GROWERS EQUIPMENT, INC.
and
MANUFACTURING & SUPPLY CHAIN SERVICES, INC.
dated as of
May 10, 2024

TABLE OF CONTENTS
Page
ARTICLE II PURCHASE AND SALE    7
Section 2.1    Purchase and Sale of Assets    7
Section 2.2    Excluded Assets    7
Section 2.3    Assumed Liabilities    8
Section 2.4    Excluded Liabilities    8
Section 2.5    Purchase Price    9
Section 2.6    Allocation of Aggregate Purchase Price    9
Section 2.7    Withholding Tax    10
ARTICLE III CLOSING    10
Section 3.1    Closing    10
Section 3.2    Closing Deliverables    11
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS    12
Section 4.1    Organization and Qualification of Sellers    12
Section 4.2    Authority of Sellers    12
Section 4.3    No Conflicts; Consents    13
Section 4.4    Legal Proceedings; Governmental Orders    13
Section 4.5    Taxes    13
Section 4.6    Title to Tangible Personal Property    14
Section 4.7    Brokers    14
Section 4.8    No Other Representations and Warranties    14
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER    15
Section 5.1    Organization of Buyer    15
Section 5.2    Authority of Buyer    15
Section 5.3    No Conflicts; Consents    15
Section 5.4    Brokers    15
Section 5.5    Sufficiency of Funds    16
Section 5.6    Legal Proceedings    16
Section 5.7    Compliance    16
Section 5.8    No Other Representations    16
ARTICLE VI COVENANTS    17
Section 6.1    Confidentiality    17
Section 6.2    Non-competition; Non-solicitation; Non-disparagement    17
Section 6.3    Books and Records    19
Section 6.4    Public Announcements    19
Section 6.5    Bulk Sales Laws    20
Section 6.6    Receivables    20
Section 6.7    Certain Taxes    20
Section 6.8    Further Assurances    21
i

Section 6.9    Buyer Release    21
Section 6.10    Right of First Refusal    22
Section 6.11    Conduct of Business Prior to the Closing    23
Section 6.12    Closing Conditions    23
Section 6.13    Accounts Receivable    23
Section 6.14    Supplement to Disclosure Schedules    23
Section 6.15    Employee Severance    23
ARTICLE VII CONDITIONS TO CLOSING    24
Section 7.1    Conditions to Obligations of Buyer    24
Section 7.2    Conditions to Obligations of Sellers    24
ARTICLE VIII INDEMNITY    25
Section 8.1    Survival of Representations, Warranties, Covenants and Agreements    25
Section 8.2    Indemnification by Buyer    25
Section 8.3    Indemnification by Sellers    26
Section 8.4    Certain Limitations    26
Section 8.5    Indemnification Procedures    26
Section 8.6    Payments    28
Section 8.7    Tax Treatment of Indemnification Payments    28
Section 8.8    Exclusive Remedies    29
ARTICLE IX TERMINATION    29
Section 9.1    Termination    29
Section 9.2    Effect of Termination    30
ARTICLE X MISCELLANEOUS    30
Section 10.1    Expenses    30
Section 10.2    Notices    30
Section 10.3    Interpretation    31
Section 10.4    Headings    31
Section 10.5    Severability    31
Section 10.6    Entire Agreement    32
Section 10.7    Successors and Assigns    32
Section 10.8    No Third-party Beneficiaries    32
Section 10.9    Amendment and Modification; Waiver    32
Section 10.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial    33
Section 10.11    Specific Performance    33
Section 10.12    Counterparts    33

ii

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of May 10, 2024, is entered into by and among CM Fabrication, LLC, a Delaware limited liability company (“Buyer”), Chris Mayer (“Mayer”), Innovative Growers Equipment, Inc., an Illinois corporation (“IGE”) and Manufacturing & Supply Chain Services, Inc., a Delaware corporation (“MSCSI”, and together with IGE, each, a “Seller” and collectively, the “Sellers”).
RECITALS
WHEREAS, Sellers are engaged in the business of manufacturing and distributing equipment used in horticulture, agriculture and controlled environment agriculture end markets (the “Business”); and
WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, the Purchased Assets, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.
DEFINITIONS
The following terms have the meanings specified or referred to in this ARTICLE I:
“[***]” has the meaning set forth in Schedule 2.3(iv).
“Accounting Firm” has the meaning set forth in Section 2.6.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation, whether civil, criminal, administrative or regulatory, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of share capital, voting securities or ownership interests, by contract or otherwise.
“Aggregate Purchase Price” has the meaning set forth in Section 2.5.
“Agreement” has the meaning set forth in the preamble.
“Allocation Dispute Notice” has the meaning set forth in Section 2.6.

“Allocation Schedule” has the meaning set forth in Section 2.6.
“Asset Taxes” has the meaning set forth in Section 6.7(ii).
“Assigned Contract” has the meaning set forth in Schedule 2.1.
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(i)(b).
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.2.
“Bill of Sale” has the meaning set forth in Section 3.2(i)(a).
“Books and Records” means, with respect to any Person, the books and records of such Person, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists and customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority and including laboratory records, protocols and procedures), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files of such Person.
“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Closing” has the meaning set forth in Section 3. 1.
“Closing Date” has the meaning set forth in Section 3.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Consulting Agreement” has the meaning set forth in Section 3.2(i)(d).
“Contracts” means all written contracts, leases, deeds, mortgages, licenses, instruments, notes, indentures and all other legally binding agreements, commitments, arrangements and undertakings.
“Direct Claim” has the meaning set forth in Section 8.5(iii).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.
“Dollars or $” means the lawful currency of the United States.
“Drop Dead Date” has the meaning set forth in Section 9.1(ii)(a).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way or right of first refusal.
“Exercise Period” has the meaning set forth in Section 6.10(iii).
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hydrofarm” means Hydrofarm Holdings Group, Inc.
“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature available to or being pursued by Sellers to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.
“Intellectual Property Assignments” has the meaning set forth in Section 3.2(f).
“IRS” means the Internal Revenue Service.
“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Bill Toler, John Lindeman and Kevin O’Brien.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Lease Termination Agreement” has the meaning set forth in Section 3.2(i)(e).
“Lease Termination Payoff Amount” has the meaning set forth in Section 2.5.
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Losses” means Liabilities, losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, Actions, lawsuits, amounts paid in settlement, judgments, awards, fines, deficiencies, demands and expenses, including, but only to the extent awarded to a third party in connection with a third party claim for which Buyer is indemnified, any special, consequential, punitive or exemplary damages or losses, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees).
“Manufacturing Process Knowledge” has the meaning set forth in Schedule 2.1.
“Material Adverse Effect” means any event, occurrence, condition or change that is materially adverse to (i) the business, results of operations, financial condition or assets of the Business, taken as a whole, (ii) the value of the Purchased Assets, or (iii) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis, in each case except for any event, occurrence, condition or change related to or resulting from (a) general business, operating, regulatory, economic or other conditions affecting the Business’s industry, (b) national or international political or social conditions or political or social unrest, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking or securities market conditions (including any decline in the price of any security or market index), (d) any changes in accounting standards, including GAAP, or any enforcement, implementation or interpretation thereof, (e) any changes in Laws or other binding directives issues by any Governmental Authority, (f) the taking of any action contemplated by or required by this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby or the announcement of this Agreement or other disclosure of either party’s plans or intentions with respect to the conduct of the Business or the Purchased Assets (or any portion thereof) after the Closing, including the impact thereof on revenue, profitability and/or cash flows, (g) any matters set forth in the Disclosure Schedules, (h) any failure by Sellers or Hydrofarm to meet any internal published or analysts’ estimates, projections, budgets, forecasts or revenue or earnings or other financial performance predictions or results of operations for any period, or (i) any change in the stock price or trading volume of Hydrofarm’s common stock.
“Material Terms” has the meaning set forth in Section 6.10(ii).
“Offer Notice” has the meaning set forth in Section 6.10(ii).
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations or certificates issued by any Governmental Authorities.
“Permitted Encumbrances” means (i) statutory Encumbrances for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceeding by Sellers; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Purchased Assets; and (iii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Purchased Assets.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“[***]” has the meaning set forth in Schedule 2.3(iv).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Purchased Business Information” has the meaning set forth in Section 6.1(i).
“ROFR Offer” has the meaning set forth in Section 6.10(ii).
“ROFR Period” has the meaning set forth in Section 6.10(i).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Restricted Period” means [***]. Notwithstanding the foregoing, if (a) Hydrofarm’s purchases or orders from Buyer pursuant to the Supply Agreement at any point are equal to or exceed [***] in the aggregate, or (b) [***], then in each case, the Restricted Period shall be equal to [***].
“Retained Business Information” has the meaning set forth in Section 6.1(ii).
“SEC” means the U.S. Securities and Exchange Commission.
“Schedule Supplement” has the meaning set forth in Section 6.14.
“Seller” or “Sellers” has the meaning set forth in the preamble.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Supply Agreement” has the meaning set forth in Section 3.2(i)(c).
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind in the nature of Taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” means [***].

“Third-Party Claim” has the meaning set forth in Section 8.5(ii).
“Third-Party Offer” has the meaning set forth in Section 6.10(ii).
“Third-Party Transaction” has the meaning set forth in Section 6.10(i).
“Transfer Taxes” has the meaning set forth in Section 6.7(i).
“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignments, the Supply Agreement, the Consulting Agreement and the Lease Termination Agreement.
“Transferred Books and Records” means the Books and Records of Sellers to the extent related exclusively to the Purchased Assets or Assumed Liabilities.
2.
PURCHASE AND SALE
2.1.Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title and interest in and to, and only to, the assets, properties and rights set forth on Schedule 2.1 of this Agreement (collectively, the “Purchased Assets”):
2.2.Excluded Assets. Notwithstanding the foregoing, nothing herein shall be deemed to sell, assign, transfer or convey any of Sellers’ rights, titles or interests in and to any asset, property or right that is not a Purchased Asset (collectively, the “Excluded Assets”). The Excluded Assets shall include the following:
2.2.1.all Contracts that are not listed on Schedule 2.1 of this Agreement;
2.2.2.the corporate seals, organizational documents, minute books, stock books, books of account or other records having to do with the corporate organization of Sellers;
2.2.3.all employees (except those employees listed on Schedule 6.2(i)), employee benefit plans and assets attributable thereto;
2.2.4.the rights which accrue or will accrue to Sellers under the Transaction Documents;
2.2.5.all cash, cash equivalents, securities and negotiable instruments, bank deposits or similar cash items of Sellers;
2.2.6.any accounts receivable of Sellers and the other rights to receive payment related to the Business on or prior to the Closing Date;

2.2.7.all Intellectual Property of Sellers that is not Manufacturing Process Knowledge, including, without limitation, all rights to the Innovative Growers Equipment, IGE and other product brand names;
2.2.8.all insurance policies and benefits, including rights and proceeds, arising from or relating to the Business and the Purchased Assets;
2.2.9.all Tax Returns and financial statements of Sellers and all Books and Records (including working papers) related thereto or otherwise of Sellers that are not Transferred Books and Records;
2.2.10.all refunds for Taxes, Tax credits, Tax records (including Tax Returns and supporting workpapers), or other Tax assets of or relating to (a) the Purchased Assets or Business attributable to the Pre-Closing Tax Period, (b) any Excluded Assets and (c) any loss, Liability, payment, obligation or Tax for which Sellers or their Affiliates are responsible under this Agreement, except for the refund for Taxes set forth on Schedule 2.2(x) to the extent such refund is received by Sellers within five (5) years of the Closing Date;
2.2.11.all of Sellers’ causes of action, claims, credits, demands and rights of set-off against third parties, to the extent related to any Excluded Asset;
2.2.12.all tangible assets and personal properties that are not set forth on Schedule 2.1;
2.2.13.all customer lists and relationships associated with the Business;
2.2.14.the Tank-Mart logo and the stylization or design elements therein; and
2.2.15.any other asset, property or right not included in the definition of Purchased Assets.
2.3.Assumed Liabilities. Subject to the terms and conditions set forth herein, effective at the Closing, Buyer shall assume and agree to pay, perform and discharge the following Liabilities of Sellers (collectively, the “Assumed Liabilities”): (i) all Liabilities in respect of the Assigned Contracts pursuant to Schedule 2.1 of this Agreement, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date and do not relate to any breach, default or violation by Sellers of any provision of any such contract occurring on or prior to the Closing; (ii) any and all Liabilities arising out of events occurring after the Closing Date and relating to the Purchased Assets and the Business, including to any Governmental Authority and fees arising from or related to the Manufacturing Process Knowledge; (iii) all Liabilities for Taxes imposed on Sellers for a Post-Closing Tax Period with respect to the Purchased Assets or Business and any Liabilities for Taxes for which Buyer is responsible pursuant to Section 6.7(i); (iv) any and all Liabilities from an Action related to or in connection with [***], (v) any and all [***], (vi) any and all [***] related to or in connection with [***], and (vii) any and all other Liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets after the Closing Date.
2.4.Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
2.4.1.any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
2.4.2.any Liability for (i) Taxes of Sellers (or any stockholder or Affiliate of Sellers) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; or (ii) Taxes that are the responsibility of Sellers pursuant to Section 6.7;
2.4.3.any Liabilities relating to or arising out of the Excluded Assets;
2.4.4.any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or use of the Purchased Assets, or a product produced by the Business or by using the Purchased Assets, to the extent such Action (and the Liability thereof) relates to such operation, product or use on or prior to the Closing Date, including any Liabilities arising from any Actions involving [***] except as set forth in Section 2.3(iv);
2.4.5.any Liabilities associated with debt, loans or credit facilities of Sellers and/or the Business owing to financial institutions; and
2.4.6.any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of their respective Affiliates to comply with any Law or Governmental Order.
2.5.Purchase Price.
2.5.1.The base purchase price for the Purchased Assets shall be $8,660,000 (the “Aggregate Purchase Price”). At Closing, Buyer shall pay to Sellers the Aggregate Purchase Price by wire transfer of immediately available funds, to an account designated in writing by Sellers to Buyer no later than two (2) Business Days prior to the Closing Date.
2.5.2.At Closing, Sellers shall pay to BCM Industrial Park, LLC (“Landlord”), the cost of termination for that certain facility lease of $1,275,000 (the “Lease

Termination Payoff Amount”) by wire transfer of immediately available funds, to an account designated in writing by Landlord to Sellers no later than two (2) Business Days prior to the Closing Date.
2.6.Allocation of Aggregate Purchase Price.
2.6.1.Not later than sixty (60) days following the Closing, Sellers shall deliver to Buyer a schedule allocating the Aggregate Purchase Price (as finally determined and excluding any amounts that constitute imputed interest under the Code, if any), the Assumed Liabilities that are treated as being assumed for U.S. federal income Tax purposes and other relevant items properly treated as consideration for Tax purposes among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury regulations issued thereunder and in a manner consistent with the principles and methodology set forth in Schedule 2.6(i) of this Agreement (the “Allocation Schedule”). If Buyer disagrees with any aspect of the Allocation Schedule by Sellers, Buyer may, within thirty (30) days after delivery of the Allocation Schedule, deliver notice (an “Allocation Dispute Notice”) to Sellers to such effect, specifying those items to which Buyer disagrees. If an Allocation Dispute Notice is duly and timely delivered, Sellers and Buyer shall, during the thirty (30) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts to determine the final Allocation Schedule. If Allocation Dispute Notice is not timely delivered, then the Allocation Schedule shall become final and binding as prepared by Sellers. Any disputed items that cannot be resolved through negotiations between Sellers and Buyer shall be submitted for final and binding resolution to a mutually agreeable regional accounting firm (the “Accounting Firm”) who shall be bound by the principles and methodology set forth in Schedule 2.6 of this Agreement. The fees and expenses of the Accounting Firm shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer. The Allocation Schedule shall be adjusted in accordance with the procedure set forth in this Agreement to account for any adjustment to the Aggregate Purchase Price or other amounts constituting consideration for Tax purposes. Sellers and Buyer shall prepare (and shall cause their respective Affiliates to prepare) their Tax Returns (and amendments thereof), including IRS Form 8594, consistent with the Allocation Schedule. Neither Sellers nor Buyer shall (and they shall cause their respective Affiliates not to) take any position inconsistent with the Allocation Schedule (whether in audits, Tax Returns or otherwise), unless required to do so by final determination within the meaning of Section 1313(a) of the Code. If a Governmental Authority challenges any aspect of the Allocation Schedule, the party receiving such notice shall promptly notify the other party of such notice.
2.6.2.Attached on Schedule 2.6(i) is a draft Allocation Schedule, which is being provided for the convenience of the parties to this Agreement and is in no way binding or determinative.
2.7.Withholding Tax. Buyer shall be entitled to deduct and withhold from any consideration payable to Sellers hereunder all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law; provided, however, that, in the event Buyer or other withholding agent intends to make any withholding Buyer shall provide five (5) days’ prior written notice to Sellers of its intent to withhold; provided, further, that if Sellers provide a IRS Form W-9 to Buyer, then Buyer or other withholding agent shall not be entitled to deduct and withhold pursuant to this Section 2.7 with respect to any payments made pursuant to this Agreement (excluding, for avoidance of doubt, any amounts constituting imputed interest under Section 483 or 1274 of the Code). Buyer shall reasonably cooperate with Sellers (or any stockholder thereof) to reduce or eliminate any such withholding obligation. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person otherwise entitled to receive such payments pursuant to this Agreement and the applicable withholding agent shall provide Sellers (or such stockholder thereof) on which withholding is imposed such documentation as may reasonably be required to support Sellers (or such stockholder’s) claim of having paid the withheld amounts to the applicable Governmental Authorities.
3.
CLOSING
3.1.Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely on the second Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.
3.2.Closing Deliverables.
3.2.1.At the Closing, Sellers shall deliver to Buyer the following:
3.2.1.1.a bill of sale (the “Bill of Sale”), duly executed by Sellers, transferring the tangible personal property included in the Purchased Assets to Buyer, in substantially the form set forth on Exhibit A, duly executed by Sellers;
3.2.1.2.an assignment and assumption agreement (the “Assignment and Assumption Agreement”), in substantially the form set forth on Exhibit B, duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;
3.2.1.3.that certain Supply Agreement by and between Buyer and Hydrofarm, LLC, dated as of the date hereof (the “Supply Agreement”), in substantially the form set forth on Exhibit C, duly executed by Hydrofarm, LLC;
3.2.1.4.that certain Consulting Agreement by and between Mayer and Hydrofarm, dated as of the date hereof (the “Consulting Agreement”), in substantially the form set forth on Exhibit D, duly executed by Hydrofarm;

3.2.1.5.that certain Lease Termination Agreement by and between BCM Industrial Park, LLC and Innovative Growers Equipment, Inc., dated as of the date hereof (the “Lease Termination Agreement”), in substantially the form set forth on Exhibit E; and
3.2.1.6.assignments (the “Intellectual Property Assignments”), in substantially the form set forth on Exhibit F, duly executed by IGE, transferring all of IGE’s right, title and interest in and to certain Intellectual Property Assets to Buyer.
3.2.2.At the Closing, Buyer shall deliver to Sellers (unless instructed otherwise per the below) the following:
3.2.2.1.the Aggregate Purchase Price;
3.2.2.2.the Bill of Sale, duly executed by Buyer;
3.2.2.3.the Assignment and Assumption Agreement, duly executed by Buyer;
3.2.2.4.the Supply Agreement, duly executed by Buyer;
3.2.2.5.the Consulting Agreement, duly executed by Mayer, in his individual capacity; and
3.2.2.6.the Intellectual Property Assignments, duly executed by Buyer.
3.2.3.At the Closing, Sellers shall deliver to the Landlord the Lease Termination Payoff Amount.
4.
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.
4.1.Organization and Qualification of Sellers. Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation and has full corporate power and authority to own, operate or lease the Purchased Assets. Section 4.1 of the Disclosure Schedules sets forth each jurisdiction in which each Seller is licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets makes such licensing or qualification necessary, except for where failure to be so licensed or qualified or in good standing (to the extent applicable) would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

4.2.Authority of Sellers. Each Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Sellers of this Agreement and any other Transaction Document to which Sellers are parties, the performance by Sellers of their respective obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, fraudulent transfer, receivership, moratorium and other similar legal requirements relating to or affecting the rights and relief of creditors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Bankruptcy and Equity Exceptions”). When each other Transaction Document to which Sellers are or will be parties has been duly executed and delivered by Sellers (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Sellers enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
4.3.No Conflicts; Consents. Except as set forth in Section 4.3 of the Disclosure Schedules, the execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which they are parties, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Sellers; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers or the Purchased Assets; (c) require the consent of or notice to any Person under, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel the Assigned Contract; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or on behalf of Sellers in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
4.4.Legal Proceedings; Governmental Orders.
4.4.1.There are no Actions pending or, to Sellers’ Knowledge, threatened against or by Sellers (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.4.2.There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Purchased Assets.
4.5.Taxes.
4.5.1.Except as set forth in Section 4.5(i) of the Disclosure Schedules, all income Tax Returns and other material Tax Returns with respect to the Purchased Assets required to be filed by Sellers have been filed. Such Tax Returns are, true, complete and correct in all material respects. All material Taxes due and owing by Sellers with respect to the Purchased Assets (whether or not shown on any Tax Return) have been paid.
4.5.2.Each Seller has withheld and paid each material Tax required to have been withheld and paid with respect to the Purchased Assets in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied, in all material respects, with all information reporting and backup withholding provisions of applicable Law with respect to the Purchased Assets.
4.5.3.No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Sellers in connection with the Purchased Assets, which extensions or waivers are still in effect.
4.5.4.All deficiencies asserted, or assessments made, against Sellers with respect to the Purchased Assets as a result of any examinations by any taxing authority have been fully paid.
4.5.5.No Seller is a party to any Action in connection with the Purchased Assets by any taxing authority. There is no pending or, to the Knowledge of Sellers, threatened Actions in connection with the Purchased Assets by any taxing authority.
4.5.6.There are no Encumbrances for Taxes upon any of the Purchased Assets (other than for current Taxes not yet due and payable).
4.5.7.No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
4.5.8.Notwithstanding any other provisions of this Agreement to the contrary, the tax representations in this Section 4.5 are the sole and exclusive representations and warranties of Sellers with respect to Taxes attributable to the Pre-Closing Tax Period. No representation or warranty in this Section 4.5 shall apply directly or indirectly with respect to any taxable period (or portion thereof) beginning after the Closing Date.
4.6.Title to Tangible Personal Property. Each Seller has good and valid title to, or a valid leasehold interest in, all tangible personal property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.
4.7.Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this

Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.
4.8.No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NEITHER SELLERS NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF EACH SELLER OR ANY OF ITS BUSINESSES, ASSETS, PROPERTIES OR LIABILITIES (INCLUDING THE BUSINESS, THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES), THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR THEREUNDER OR PURSUANT HERETO OR THERETO, EACH SELLER’S OR ANY OF ITS BUSINESSES’, ASSETS’, PROPERTIES’ OR LIABILITIES’, INCLUDING THE BUSINESS, THE PURCHASED ASSETS’ AND THE ASSUMED LIABILITIES’, CONDITION (FINANCIAL OR OTHERWISE), FUTURE OPERATIONS OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PROBABILITY OF SUCCESS, PROFITABILITY, PLANS OR PROSPECTS (INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PROBABILITY OF SUCCESS, PROFITABILITY, PLANS OR PROSPECTS) OR THE ACCURACY, COMPLETENESS, ABSENCE OR OMISSION OF ANY INFORMATION REGARDING EACH SELLER, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES (INCLUDING THE HISTORICAL OR FUTURE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS THEREOF) PROVIDED OR MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
5.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers that the statements contained in this ARTICLE V are true and correct as of the date hereof.
5.1.Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Buyer’s incorporation.
5.2.Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
5.3.No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent of, or notice to, any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.
5.4.Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer or any of its Affiliates.
5.5.Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Aggregate Purchase Price when payable and consummate the transactions contemplated by this Agreement.
5.6.Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any other Transaction Documents. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. Except for such Actions listed on Schedule 5.6 of this Agreement, Mayer is not aware of any pending or threatened Action arising out of, relating to or otherwise in respect of any product produced by the Business or by using the Purchased Assets.
5.7.Compliance. As of the date of Closing, Mayer is not aware of any sales made relating to products sold pre-Closing that were manufactured using the Purchased Assets that were not made or sold in compliance with Hydrofarm’s policies with respect to such sales.
5.8.No Other Representations. BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES

CONTAINED IN ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NEITHER SELLERS NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF EACH SELLER OR ANY OF ITS BUSINESSES, ASSETS, PROPERTIES OR LIABILITIES (INCLUDING THE BUSINESS, THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES), THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR THEREUNDER OR PURSUANT HERETO OR THERETO, EACH SELLER’S OR ANY OF ITS BUSINESSES’, ASSETS’, PROPERTIES’ OR LIABILITIES’, INCLUDING THE BUSINESS, THE PURCHASED ASSETS’ AND THE ASSUMED LIABILITIES’, CONDITION (FINANCIAL OR OTHERWISE), FUTURE OPERATIONS OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PROBABILITY OF SUCCESS, PROFITABILITY, PLANS OR PROSPECTS (INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PROBABILITY OF SUCCESS, PROFITABILITY, PLANS OR PROSPECTS) OR THE ACCURACY, COMPLETENESS, ABSENCE OR OMISSION OF ANY INFORMATION REGARDING EACH SELLER, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES (INCLUDING THE HISTORICAL OR FUTURE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS THEREOF) PROVIDED OR MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES; AND, IN ENTERING INTO THIS AGREEMENT, BUYER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON AND IS NOT RELYING ON ANY REPRESENTATION, WARRANTY OR OTHER STATEMENT (WHETHER WRITTEN OR ORAL) MADE BY, OR ON BEHALF OF EACH SELLER OR RELATING TO SUCH SELLER, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV.
6.
COVENANTS
6.1.Confidentiality.
6.1.1.From the date hereof and for a period of five (5) years commencing on the Closing Date, Sellers shall hold in confidence any and all confidential or proprietary information, whether written or oral, exclusively concerning the Purchased Assets or the Assumed Liabilities (such information, the “Purchased Business Information”), except as otherwise agreed in writing by Buyer or any of its Affiliates, on the one hand, and Sellers, on the other hand, or to the extent that Sellers can show that such information: (a) is generally available to and known by the public without breach of this Section 6.1(i); (b) is required or compelled to be disclosed by Law (including applicable securities Law or any judicial, administrative or regulatory process (including by interrogatories, subpoena, civil investigative demand, formal or informal investigative demand or similar process); or (c) is disclosed in a proceeding brought by a party in pursuit of its right or in the exercise of its remedies hereby. If any Purchased Business Information is disclosed pursuant to the aforementioned clauses (a) or (b), Sellers shall, to the extent permitted by Law, notify Buyer in writing as soon as reasonably practicable, and Buyer may then, at Buyer’s own cost, attempt to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded to such information.
6.1.2.For a period of five (5) years commencing on the Closing Date, Buyer shall, and shall direct its Affiliates to, hold in confidence any and all confidential or proprietary information, whether written or oral, concerning Sellers or any of their Affiliates or their respective businesses’ assets and liabilities, including the Excluded Assets and the Excluded Liabilities (such information, the “Retained Business Information”), except as otherwise agreed in writing by Sellers, on the one hand, and Buyer or any of its Affiliates, on the other hand, or to the extent that Buyer can show that such information: (a) is generally available to and known by the public without breach of this Section 6.1(ii); (b) is required or compelled to be disclosed by Law (including applicable securities Law, or any judicial, administrative or regulatory process (including by interrogatories, subpoena, civil investigative demand, formal or informal investigative demand or similar process); or (c) is disclosed in a proceeding brought by a party in pursuit of its right or in the exercise of its remedies hereby. If any Retained Business Information is disclosed pursuant to the aforementioned clauses (a) or (b), Buyer or any of its Affiliates shall, to the extent permitted by Law, notify Sellers in writing as soon as reasonably practicable, and Sellers may then, at Sellers’ own cost, attempt to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded to such information.
6.2.Non-competition; Non-solicitation; Non-disparagement.
6.2.1.During the Restricted Period, each of Mayer and Buyer shall not, directly or indirectly, (A) render services or assistance to, manage, operate or control any Person, or create or own any business, that directly competes with the Business in the Territory; (B) have a financial interest in any Person that directly competes with the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (C) cause, induce or encourage any customer of the Business to terminate or adversely modify its relationship with Sellers or their respective Affiliates with respect to the Business.
6.2.2.Except for such Persons listed on Schedule 6.2(i) or with the consent of Sellers with respect to any other Person, during the Restricted Period, each of Mayer and Buyer covenants and agrees, that they will not, directly or indirectly solicit for employment or engagement, hire, employ, engage or offer employment or engagement to, or seek to induce or influence to leave employment or engagement with Sellers or any of their Affiliates, any employee, contractor, or service provider of Sellers or their Affiliates that is employed or engaged by an entity organized in the United States; provided, that the foregoing shall not be deemed to prohibit Mayer or Buyer from (x) engaging in general media advertising or general employment solicitation that is not targeted towards such individuals or (y) engaging contractors or service providers in the ordinary course in a manner that does not divert or otherwise reduce their business or services with Sellers or their respective Affiliates.
6.2.3.During the Restricted Period, each of Mayer and Buyer covenants and agrees, that they will not individually or jointly, directly or indirectly: (i) solicit or entice, or attempt to solicit or entice, any current, former, or prospective customers, clients, suppliers, vendors, or other business relationships of the Sellers or any Affiliate for purposes of diverting or otherwise reducing their business or services with the Company or its Affiliates.
6.2.4.During the Restricted Period, each of Mayer and Buyer shall not make, and shall cause their Affiliates not to make, either directly or indirectly, except if done in good faith in any Action against the applicable Person, (a) any written negative comment, statement or communication regarding Sellers, any of their respective Affiliates or any of its directors, officers or employees, in each case in relation to the Business, or (b) any written derogatory or disparaging comment, statement or communication regarding Sellers, any of their respective Affiliates or any of its directors, officers or employees, in each case in relation to the Business. Notwithstanding the foregoing, nothing in this Section 6.2(iv) shall limit Mayer or Buyer’s or their Affiliates’ ability to make true and accurate comments, statements or communications.
6.2.5.During the Restricted Period, Sellers shall not make, and shall cause their respective Affiliates not to make, either directly or indirectly, except if done in good faith in any Action against the applicable Person, (a) any written negative comment, statement or communication regarding each of Buyer or Mayer, any of their respective Affiliates or any of its directors, officers or employees, in each case in relation to the Business, or (b) any written derogatory or disparaging comment, statement or communication regarding each of Buyer or Mayer, any of their respective Affiliates or any of its directors, officers or employees, in each case in relation to the Business. Notwithstanding the foregoing, nothing in this Section 6.2(v) shall limit Sellers’ or their respective Affiliates’ ability to make true and accurate comments, statements or communications.
6.2.6.Each party to this Agreement acknowledges that a breach or threatened breach of this Section 6.2 would give rise to irreparable harm to the aggrieved party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a party of any such obligations, the aggrieved party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
6.2.7.Each party to this Agreement acknowledges that the restrictions contained in this Section 6.2 are reasonable and necessary to protect the legitimate interests of the parties and constitute a material inducement to the parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.2 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
6.3.Books and Records.
6.3.1.Following the Closing, Sellers shall be entitled to retain a copy of the Transferred Books and Records.
6.3.2.Upon reasonable notice, Buyer shall, and shall cause its Affiliates and Representatives to, afford Sellers and their respective Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to (a) the Transferred Books and Records, (b) the books and records of Sellers which relate to the Business, the Purchased Assets and the transactions contemplated hereby and relating to periods after the Closing and (c) personnel of Buyer and its Affiliates, in each case as may be reasonably requested by Sellers in connection with any Tax or financial reporting purpose.
6.3.3.Sellers shall not be obligated to provide Buyer with access to any books or records (including personnel files) pursuant to this Section 6.3 where such access would violate any Law or privilege; provided, that such obligated party shall use reasonable best efforts to disclose such information in a way that would avoid such violation of Law or privilege.
6.4.Public Announcements. None of Buyer or any of its Affiliates or agents (including accountants, lenders, counsel or investment bankers), shall, without the prior written consent of Sellers, issue any press release announcing the execution of this Agreement or the transactions contemplated hereby, or the Closing hereunder, or otherwise make any public statements regarding the transactions contemplated hereby or otherwise publicly disclose any of the contents of this Agreement. Buyer acknowledges that Sellers and their respective Affiliates are permitted to make any disclosure they deem necessary or desirable in connection with this Agreement or the transactions contemplated hereby.
6.5.Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
6.6.Receivables. From and after the Closing, if Sellers or any of their Affiliates receive or collect any funds relating to any Purchased Asset (to the extent resulting from the use, ownership or possession of the Purchased Asset by Buyer from and after the Closing Date),

Sellers or their respective Affiliates shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset or Purchased Asset (to the extent resulting from the use, ownership or possession of the Purchased Asset by Sellers prior to or on the Closing Date), Buyer or its Affiliate shall remit any such funds to Sellers within five (5) Business Days after its receipt thereof.
6.7.Certain Taxes.
6.7.1.All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne and paid 50% by Sellers and 50% by Buyer when due. The Person required by Law to file any Tax Return or other document with respect to such Transfer Taxes or fees shall timely file any Tax Return or other document with respect to such Transfer Taxes or fees in a manner prescribed by Law. Buyer and Sellers shall, and shall cause their respective Affiliates to, reasonably cooperate with each other to timely prepare and file any Tax Return or other filings relating to such Transfer Taxes and to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law.
6.7.2.Sellers shall prepare, and with Buyer’s cooperation, timely file all Tax Returns (relating to real and personal property Taxes and other similar Taxes which are not based on income, profit, gains, sales or withholding) with respect to the Business or the Purchased Assets (collectively, “Asset Taxes”), except (for the avoidance of doubt, for Transfer Taxes, which shall be governed by Section 6.7(i)), for all taxable periods ending on or prior to the Closing Date which Tax Returns were not yet due and have not been filed as of the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in the applicable Law. Sellers shall pay and discharge all Asset Taxes shown to be due on such Tax Returns before the same shall become delinquent and before penalties accrue thereon (except to the extent (if applicable) such Asset Taxes were taken into account in determining the Aggregate Purchase Price). Buyer shall prepare and timely file all Tax Returns with respect to the Asset Taxes for any Straddle Period and shall pay and discharge all Asset Taxes shown to be due on such Tax Returns. Buyer, on the one hand, and Sellers, on the other hand, shall each cause a copy of any Tax Return that is required to be filed by it under this Section 6.7(ii), together with all relevant workpapers and other information (to the extent such Tax Return, workpapers, and other information relate solely to Asset Taxes), to be made available to the other for review, comment, and approval no later than twenty (20) days prior to the due date for the filing of such Tax Return (taking into account proper extensions), such approval not to be unreasonably withheld, delayed or conditioned. An exact copy of any such Tax Return relating solely to Asset Taxes filed by Buyer, on the one hand, or Sellers, on the other hand, together with evidence of payment of such Taxes, shall be provided to the other no later than ten (10) days after such Tax Return is filed.
6.7.3.For purposes of this Agreement, the amount of Taxes for the Straddle Period shall be determined based upon a hypothetical closing of the taxable year on such Closing Date, with the Closing Date being included in the pre-Closing portion of such Straddle Period, provided that Asset Taxes shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period.
6.7.4.Following the Closing, Buyer, on the one hand, and Sellers, on the other hand, shall cooperate with each other in good faith, and shall cause their respective Affiliates and their respective officers, employees, agents, auditors and representatives to cooperate with each other, and perform all duties reasonably required and requested by the other, to facilitate the orderly and smooth transition of the Business to Buyer. Sellers and Buyer shall cooperate with each other as reasonably requested in connection with any Tax Return preparation, claims for refunds and Tax audits, in each case related to the Purchased Assets or Business for a Pre-Closing Tax Period, including for avoidance of doubt, any Straddle Period. In particular, Paul Biegel, Jon Himelfarb and Tammy Wells (if they become employees of Buyer), shall be made available to Sellers and their respective Affiliates as reasonably needed to assist in the preparation of SEC reports, audits and Tax filings.
6.8.Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions, including cooperating to transfer any Purchased Assets held by the Sellers following the Closing, as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. For the avoidance of doubt, it is the parties’ intention that, except for assets identified in Section 2.2(i) through (xi), Section 2.2(xiii) and Section 2.2(xiv), all assets related to the manufacturing function of the Business located at 421 N. California Street, Sycamore, IL 60178 shall be considered “Purchased Assets” for purposes of this Agreement.
6.9.Buyer Release. Notwithstanding anything to the contrary contained in this Agreement, in further consideration of the transactions contemplated hereby, effective as of the Closing, Buyer, on behalf of itself, himself or herself and its Affiliates’ respective predecessors, beneficiaries, officers, directors, managers, family members, principals, shareholders, members, partners, direct and indirect equity holders, employees, advisors, agents, representatives, successors, heirs and assigns (“Buyer Releasors”) hereby irrevocably and unconditionally releases, waives and holds harmless Sellers, their respective Affiliates and their respective Affiliates’, officers, directors, managers, family, principals, shareholders, members, partners, direct and indirect equityholders, employees, advisors, predecessors, successors and assigns (the “Seller Releasees”), from and against any and all claims of any nature, fixed or contingent, direct or indirect (“Claims”) arising on or prior to the Closing that the Buyer Releasors had, may now have or may have against the Seller Releasees. It is further agreed and understood that, except as otherwise provided in this Section 6.9, the release contained in this Section 6.9 is a full and final release of all Claims released herein, whether known or unknown, fixed or contingent, manifested or unmanifested. The Buyer Releasors hereby waive the protection of any provision of any law that would operate to preserve Claims released herein that are unknown as of the Closing Date or at any other time.

6.10.Right of First Refusal.
6.10.1.For a period of the later of (a) the term of the Supply Agreement (including extensions) or (b) [***] commencing on the Closing Date (the “ROFR Period”), Buyer shall not, directly or indirectly through an Affiliate or otherwise, enter into any agreement or consummate any transaction relating to the sale of all or substantially all of Buyer’s assets to any Person (other than to (x) Sellers, (y) a Person that, in the aggregate, directly or indirectly beneficially owns at least a majority of the outstanding voting equity or ownership interest of Buyer prior to such transaction or (z) a Person that is controlled by Mayer in which [***], or any other transaction whether by sale of interests, sale of assets, merger, recapitalization, reorganization or otherwise, pursuant to which one or more Persons (other than to Sellers or a Person that, in the aggregate, directly or indirectly beneficially owns at least a majority of the outstanding voting equity or ownership interest of Buyer prior to such transaction), shall directly or indirectly own in excess of [***] of the voting equity or ownership interest in Buyer on a fully diluted basis, in each case in a single transaction or series of related transactions (a “Third-Party Transaction”) except in compliance with the terms and conditions of this Section 6.10.
6.10.2.If, at any time during the ROFR Period, Buyer receives a bona fide written offer for a Third-Party Transaction that Buyer desires to accept (each, a “Third-Party Offer”), Buyer shall immediately notify IGE in writing (the “Offer Notice”) of the identity and all proposed parties to such Third-Party Transaction and the material financial and other terms and conditions of such Third-Party Offer (the “Material Terms”), including, without limitation, purchase price (including any adjustments thereto and a description of any non-cash consideration in sufficient detail to permit the valuation thereof), earn-outs, employment arrangements, conditions to closing, the proposed date, time and location of the closing, expenses and expense reimbursement, and any other key obligations of either party. Each Offer Notice constitutes an offer made by Buyer to enter into an agreement with IGE on the same Material Terms of such Third-Party Offer (the “ROFR Offer”).
6.10.3.At any time prior to the expiration of [***] (the “Exercise Period”), IGE may accept the ROFR Offer by delivery to Buyer of a written notice of acceptance containing the Material Terms and any standard and customary conditions applicable to a transaction of this nature, including without limitation, the satisfactory completion of due diligence by IGE, executed by IGE; provided, however, that IGE is not required to accept any non-financial terms or conditions contained in any Material Terms that cannot be fulfilled by IGE as readily as by any other Person (e.g., an agreement conditioned upon the services of a particular individual or the supply of a product exclusively under the control of such third-party offeror).
6.10.4.If, by the expiration of the Exercise Period, IGE has not accepted the ROFR Offer, and provided that Buyer has complied with all of the provisions of this Section 6.10, at any time during the [***] period following the expiration of the Exercise Period, Buyer may consummate the Third-Party Transaction with the counterparty identified in the applicable Offer Notice, on Material Terms that are the same or more favorable to Buyer as the Material Terms set forth in the Offer Notice. If such Third-Party Transaction is not consummated within the [***], the terms and conditions of this Section 6.10 will again apply and Buyer shall not enter into any Third-Party Transaction during the ROFR Period without affording IGE the right of first refusal on the terms and conditions of this Section 6.10.
6.10.5.For the avoidance of doubt, the terms and conditions of this Section 6.10 apply to each Third-Party Offer received by Buyer during the ROFR Period.
6.11.Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall conduct the Business in the ordinary course of business in all material respects.
6.12.Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.
6.13.Accounts Receivable. From and after the Closing, Buyer shall, and shall cause its respective officers, employees, and agents to, provide to Sellers assistance and cooperation to collect any accounts receivable related to the sale of products prior to Closing. To the extent Buyer receives payment on any such accounts receivable, it shall promptly remit the full amount collected to Sellers in form received with any necessary endorsement.
6.14.Supplement to Disclosure Schedules. From time to time prior to the Closing, Sellers shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a "Schedule Supplement"). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.1(i) have been satisfied.
6.15.Employee Severance. From and after the Closing, the parties agree to the division and allocation of all costs and expenses associated with the transition and termination of the employees set forth in Schedule 6.15 (the “Employee Termination Costs”), in accordance with the terms and conditions set forth in Schedule 6.15. For the avoidance of doubt, “Employee Termination Costs” shall include, without limitation, any compensation, benefits, severance, termination pay, notice pay, garden leave, final wages, costs associated with continued healthcare and other benefits, accrued liabilities and benefits, reasonable and documented attorneys’ fees, employer portions of any taxes, social contributions, or similar employer-responsibilities, and any administrative cost and fees associated therewith.

7.
CONDITIONS TO CLOSING
7.1.Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:
7.1.1.The representations and warranties of Sellers contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.
7.1.2.Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by each of them, respectively, prior to or on the Closing Date.
7.1.3.Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents.
7.1.4.Sellers shall have delivered to Landlord the Lease Termination Payoff Amount.
7.1.5.Buyer shall have received a certificate, dated the Closing Date and signed by duly authorized officers of Sellers, that each of the conditions set forth in Section 7.1 (i) and (ii) have been satisfied.
7.1.6.Buyer shall have received a certificate signed by duly authorized officers of Sellers certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Sellers authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
7.1.7.There shall not be in effect any Governmental Order by a Governmental Authority of competent jurisdiction restraining, enjoining, declaring unlawful or otherwise prohibiting the consummation of the transactions contemplated hereby.
7.2.Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

7.2.1.The representations and warranties of Buyer and Mayer, as applicable, contained in ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.
7.2.2.Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
7.2.3.Buyer shall have delivered to Sellers the Aggregate Purchase Price and duly executed counterparts to the Transaction Documents.
7.2.4.Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.2(i) and (ii) have been satisfied.
7.2.5.Sellers shall have received a certificate signed by a duly authorized officer of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the manager of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
7.2.6.There shall not be in effect any Governmental Order by a Governmental Authority of competent jurisdiction restraining, enjoining, declaring unlawful or otherwise prohibiting the consummation of the transactions contemplated hereby.
8.
INDEMNITY
8.1.Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties set forth in this Agreement and the Transaction Documents shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date. None of the covenants or other agreements contained in this Agreement or the Transaction Documents shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

8.2.Indemnification by Buyer. Subject to the terms and conditions of this Article VIII, Buyer, or as the case may be, Mayer, shall indemnify Sellers against, and shall hold Sellers harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Sellers based upon, arising out of, with respect to or by reason of:
8.2.1.any inaccuracy in or breach of any of the representations or warranties of Buyer, or, as applicable, of Mayer, contained in this Agreement or any of the other Transaction Documents;
8.2.2.any breach or non-fulfillment of any covenant, agreement or obligation of Buyer, or, as applicable, of Mayer, pursuant to this Agreement or any Transaction Document; or
8.2.3.any Assumed Liability asserted against Sellers at any time.
8.3.Indemnification by Sellers. Subject to the terms and conditions of this Article VIII, Sellers shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:
8.3.1.any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or any of the other Transaction Documents;
8.3.2.any breach or non-fulfillment of any covenant, agreement or obligation of Sellers pursuant to this Agreement or any Transaction Document; or
8.3.3.any retained Liability asserted against Buyer at any time.
8.4.Certain Limitations. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:
8.4.1.The aggregate amount of Losses for which Sellers shall be liable pursuant to Section 8.3 shall not exceed the amount of the Aggregate Purchase Price.
8.4.2.In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple (other than indemnification for amounts paid or payable to third parties in respect of any third-party claim for which indemnification hereunder is otherwise required).
8.4.3.Notwithstanding the foregoing, the limitation set forth in Section 8.4(i) shall not apply to Losses based upon, arising out of, with respect to or by reason of any fraud or intentional misrepresentation.

8.5.Indemnification Procedures.
8.5.1.If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.5(ii), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(ii), pay, compromise and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.1) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
8.5.2.Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.5(ii). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within thirty days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(i), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
8.5.3.Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
8.6.Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the

Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to eight percent (8%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.
8.7.Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Aggregate Purchase Price for Tax purposes, unless otherwise required by Law
8.8.Exclusive Remedies. Subject to and except for Section 10.11, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, except with respect to Section 8.11, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent or intentional misconduct.
9.
TERMINATION
9.1.Termination. This Agreement may be terminated at any time prior to the Closing:
9.1.1.by the mutual written consent of Sellers and Buyer;
9.1.2.by Buyer by written notice to Sellers if:
9.1.2.1.Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Sellers by December 31, 2024 (the "Drop Dead Date"); or
9.1.2.2.any of the conditions set forth in Section 7.1 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

9.1.3.by Sellers by written notice to Buyer if:
9.1.3.1.Sellers is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or
9.1.3.2.any of the conditions set forth in Section 7.2 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
9.1.4.by Buyer or Sellers in the event that:
9.1.4.1.there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
9.1.4.2.any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
9.2.Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
9.2.1.that the obligations set forth in this ARTICLE IX, Section 6.1 and ARTICLE X hereof shall survive termination; and
9.2.2.that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.
10.
MISCELLANEOUS
10.1.Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
10.2.Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):
If to Sellers:    Innovative Growers Equipment, Inc.
    421 N. California Street
    Sycamore, IL 60178
    E-mail:     jlindeman@hydrofarm.com
    Attention: B. John Lindeman

with a copy to:    Hydrofarm Holdings Group, Inc.
    1510 Main Street
    Shoemakersville, PA 19555
E-mail: jlindeman@hydrofarm.com
    Attention: B. John Lindeman

    Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
E-mail:    krkoch@mintz.com; dabagliebter@mintz.com
Attention: Kenneth Koch; Daniel Bagliebter
If to Buyer:    CM Fabrication, LLC
    421 N. California Street
    Sycamore, IL 60178
E-mail:    chris@cm-metals.com
Attention:    Chris Mayer
with a copy to:    Saul Ewing LLP
    161 North Clark Street
    Suite 4200
    Chicago, IL 60601
E-mail: casey.grabenstein@saul.com
Attention: Casey Grabenstein
10.3.Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) all references herein to “$”, dollars or other monetary amounts shall refer to United States dollars unless otherwise specified herein. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
10.4.Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
10.5.Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.2(vii), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
10.6.Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
10.7.Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Sellers may, without the prior consent of Buyer, assign all or any portion of their rights and delegate their duties under this Agreement to a single representative of the stockholders or former stockholders of Sellers or other successor or designee in connection with any winding-up or dissolution of Sellers after the Closing. No assignment shall relieve the assigning party of any of its obligations hereunder.
10.8.No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, the stockholders or former stockholders of Sellers shall be entitled to enforce the provisions of this Agreement on behalf of Sellers, including following any winding-up or dissolution of Sellers.
10.9.Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as otherwise expressly set forth herein, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
10.10.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
10.10.1.This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
10.10.2.ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN NEW CASTLE COUNTY, DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
10.10.3.EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF

THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
10.11.Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
10.12.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
CM Fabrication, LLC
By:    /s/ Chris Mayer
Name: Chris Mayer
Title:    Authorized Signatory
Innovative Growers Equipment, Inc.
By:    /s/ B. John Lindeman
Name: B. John Lindeman
Title:    Chief Financial Officer & Secretary
Manufacturing & Supply Chain Services, Inc.
By:    /s/ B. John Lindeman
Name: B. John Lindeman
Title:    Chief Financial Officer & Secretary
/s/ Chris Mayer
Chris Mayer

[Signature Page to Asset Purchase Agreement]